EXHIBIT 12.1



                 FREEPORT-McMoRan COPPER & GOLD INC.

          Computation of Ratio of Earnings to Fixed Charges

                                   Years Ended December 31,
                  --------------------------------------------------------
                     1995        1994        1993       1992        1991
                  ----------  ----------  ---------- ----------  ----------
                                        (In Thousands)
Income from
 continuing
 operations       $  253,618  $  130,241  $   60,670  $  129,893  $  101,962
Add:
Provision for
 income taxes        234,044     123,412      67,589     103,726      45,585
Minority
 interests'
 share of net
 income               57,100      25,439       9,134      31,075      12,199
Interest expense      47,900           -      15,327      18,897      21,451
Rental expense
 factor(a)             1,002       2,333       3,190         876         841
                  ----------  ----------  ----------  ----------  ----------
Earnings available for
 fixed charges    $  593,664  $  281,425  $  155,910  $  284,467  $  182,038
                  ==========  ==========  ==========  ==========  ==========

Interest expense  $   47,900  $        -  $   15,327  $   18,897  $   21,451
Capitalized
 interest             49,758      35,110      24,519      23,974      18,276
Rental expense
 factor(a)             1,002       2,333       3,190         876         841
                  ----------  ----------  ----------  ----------  ----------
Fixed charges     $   98,660  $   37,443  $   43,036  $   43,747  $   40,568
                  ==========  ==========  ==========  ==========  ==========

Ratio of earnings to
 fixed charges(b)       6.0x        7.5x        3.6x        6.5x        4.5x
                        ====        ====        ====        ====        ====
a.   Portion of rent deemed representative of an interest factor.

b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.